Exhibit 99.1

February 15, 2005	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Third Quarter Results

MILWAUKEE, WI – February 15, 2005

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the third quarter of its fiscal year 2005.

Third Quarter Highlights:

•                  Sales in the third quarter grew 16% to $199.7 million - led by sales of our core power transmission products

•                  Adjusted EBITDA of $25.7 million – includes $1.0 million of LIFO expense

•                  Inventories reduced by $14 million in the quarter

•                  Total debt was reduced by $10 million in the quarter - $20M in the last two quarters

Bob Hitt, Rexnord’s Chief Executive Officer, said, “The third quarter was very positive for Rexnord on a number of different fronts.  From a commercial perspective, our top-line was again strong, as orders grew for the fifth consecutive quarter and sales grew for the fourth consecutive quarter over the comparable prior year quarters.  Sales to both the industrial distribution channel and our OEM customers grew over the prior year and sales of our core power transmission products delivered another quarter of double-digit sales and order growth.  From an operational perspective, excluding currency, we reduced our inventories by $14 million in the quarter which allowed us to further reduce our total debt by $10 million.  In comparing our third quarter results to the prior year, our Adjusted EBITDA of $25.7 million in the third quarter was adversely impacted by $1.0 million of LIFO expense and by approximately $4.5 million related to manufacturing expense under-absorption as we reduced our inventories in the quarter.  Excluding the manufacturing expense under-absorption, which is a temporary effect as our inventories decline, and the LIFO expense recorded in the quarter, our profitability was 18% higher than the third quarter of last year.  In the fourth quarter we will continue to drive top-line growth, remain focused on improving our profitability by executing operationally, and generating cash flow to reduce our debt.”

Visit us on-line at www.rexnord.com

Third Quarter Sales increase over Prior Year - Inventories decline $14 million in the quarter

Sales in the third quarter were $199.7 million, an improvement of 16.4% over the prior year quarter.  On a constant currency basis, third quarter sales were favorably impacted by 3.0% or $5.1 million, as the Euro and Canadian Dollar strengthened against the U.S. Dollar.  The sales growth in the quarter was driven primarily by sales of the Company’s core power transmission products which increased 16% as compared to the third quarter of last fiscal year.  The growth was balanced between industrial distribution channel partners and OEM customers, as sales to both were above last year’s third quarter.  In addition to the sales growth of power transmission products, sales of the Company’s aerospace products and special components products had an outstanding quarter, with sales increasing 28% and 9%, respectively, over the prior year third quarter.

Gross profit margin in the third quarter was 27.6% compared to 32.3% in the third quarter of fiscal 2004.  Gross profit in the third quarter of fiscal 2005 included the following items which negatively impacted gross profit: (i) $1.0 million of LIFO expense, which reduced our gross profit margin by 50 basis points, and (ii) approximately $4.5 million of manufacturing expense under-absorption as a result of the inventory reduction in the quarter, which reduced gross profit margin by 230 basis points.  Selling, general and administrative expenses (“SG&A”) expressed as a percentage of sales declined 270 basis points to 18.8% from 21.5% in the prior year third quarter.

Income from operations in the third quarter was $12.4 million or 6.2% of sales compared to $20.3 million or 11.8% of sales in the third quarter of fiscal 2004.  Included within income from operations in the third quarter of fiscal 2005 are restructuring charges associated with severance and related costs of $1.7 million, $1.0 million of LIFO expense and approximately $4.5 million of unfavorable manufacturing absorption, which, in the aggregate, negatively impacted operating margins by 360 basis points.  Income from operations in the third quarter of fiscal 2004 included the benefit of a $5.6 million pension curtailment gain offset by $0.4 million of restructuring expenses, which, in aggregate resulted in a net favorable impact on operating margins of 300 basis points.  Net income in the third quarter was $0.3 million compared to $5.3 million in the third quarter of fiscal 2004.

Adjusted EBITDA in the third quarter was $25.7 million or 12.9% of sales, and included $1.0 million of LIFO expense and the unfavorable manufacturing absorption impact of approximately $4.5 million.   Last year’s third quarter Adjusted EBITDA was $26.5 million, or 15.5% of sales, and did not include any LIFO expense.

Nine Months of Fiscal 2005 - Sales and Adjusted EBITDA Above Last Year

Sales through nine months of fiscal year 2005 were $587.8 million, an increase of 16.4% compared to the first nine months of fiscal 2004.  On a constant currency basis, sales through the first nine months of fiscal 2005 have been favorably impacted by 2.3% or $12.1 million, as the Euro and Canadian Dollar have strengthened against the U.S. Dollar.  The sales growth through the first nine months of fiscal 2005 has been driven primarily by sales of the Company’s power transmission products, which have increased 17% compared to the first nine months of fiscal 2004.  The sales growth is a result of both improving business conditions in the end-user industrial sectors of the economy, construction, mining, cement, energy, heavy duty truck and aerospace, as both our industrial distribution partners and OEM customers have shown strong demand through the first nine months of fiscal 2005 compared to the prior year.  In addition to the sales growth of power transmission products, the Company’s aerospace and special components products have also performed well, with sales increasing 18% and 10%, respectively, compared to the first nine months of fiscal 2004.

Gross profit margin through the first nine months of fiscal 2005 was 30.3%, compared to 31.0% through the first nine months of fiscal 2004.  Included within gross profit through the first nine months of fiscal 2005 is $2.1 million of LIFO expense which adversely impacted gross profit margins by 30 basis points.  Selling, general and administrative expense (SG&A) expressed as a percentage of sales through nine months of fiscal 2005 was 19.2%, 230 basis points lower than the first nine months of last fiscal year.

Income from operations through the first nine months of fiscal 2005 grew 24.9% to $51.7 million or 8.8% of sales compared to the first nine months of fiscal 2004 which was $41.4 million or 8.2% of sales.  Through the first nine months of fiscal 2005, income from operations includes $2.1 million of LIFO expense and $3.0 million of restructuring charges associated with severance and related costs which, in the aggregate, negatively impacted operating margins by 90 basis points.  Through the first nine months of fiscal 2004, income from operations included $2.1 million of restructuring and similar costs and the benefit of $5.6 million of a pension curtailment gain, in the aggregate, favorably impacting operating margins by 70 basis points.  Net income through the first nine months of fiscal 2005 is $10.5 million compared to $3.2 million recorded in the first nine months of last fiscal year.

Adjusted EBITDA through the first nine months of fiscal 2005 increased 24% over the first nine months of last fiscal year to $89.0 million and Adjusted EBITDA margins expanded 90 basis points to 15.1% of sales compared to 14.2% in the prior fiscal year.  The first nine months of fiscal 2005 included $2.1 million of LIFO expense which adversely impacted Adjusted EBITDA margins by 40 basis points.

Debt Reduced by $10 million in the Quarter

At the end of the third quarter, the Company had total debt of $536.3 million and cash on hand of $13.5 million.  The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) at the end of the third quarter was 4.2x versus 5.0x at the end of the third quarter a year ago and 4.7x at the end of the prior fiscal year end of March 2004.  The interest coverage ratio (EBITDA to Interest charges as defined in the Company’s credit agreement) continues to improve and ended at 3.3x at the end of the third quarter compared to 2.7x a year ago and 2.8x at the end of fiscal 2004.  Through the first nine months of fiscal 2005, the Company has reduced total debt by $14.8 million.

Outlook

Bob Hitt, Rexnord’s Chief Executive Officer, continued, “Through the first nine months of our fiscal year economic conditions have been positive for the industrial sectors of the economy and considerably better than the first nine months of last fiscal year.  We anticipate those conditions to continue in our fourth quarter and as a result, expect our fourth quarter results to be above those we posted in the fourth quarter of fiscal 2004.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flows included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flows included in the financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 4,800 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its second quarter results on a conference call on February 16, 2004 at 10:00 a.m. Eastern Time.  The call will be conducted by Robert A. Hitt, CEO and Thomas J. Jansen, CFO.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-289-0569
International toll #	1-913-981-5542
Access Code: 4998412

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-888-203-1112 (through February 23, 2005)
Replay international toll #	1-719-457-0820
Replay access code:	4998412

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	January 2, 2005	December 31, 2003	January 2, 2005	December 31, 2003
(in millions)

Net sales	$199.7	$171.6	$587.8	$505.2

Cost of sales	144.5	116.2	409.8	348.5
Gross profit	55.2	55.4	178.0	156.7

Selling, general and administrative expenses	37.6	36.8	112.9	108.4
Restructuring and other similar costs	1.7	0.4	3.0	2.1
Curtailment gain		(5.6)		(5.6)
Amortization of intangible assets	3.5	3.5	10.4	10.4
Income from operations	12.4	20.3	51.7	41.4

Non-operating income (expense):
Interest expense:	(10.9)	(11.4)	(32.5)	(34.1)
Other, net	(1.0)	(0.2)	(1.5)	(2.1)
Income before income taxes	0.5	8.7	17.7	5.2

Provision for income taxes	0.2	3.4	7.2	2.0
Net income	$0.3	$5.3	$10.5	$3.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 2, 2004	March 31, 2004
(in millions)
	(Unaudited)
Assets
Current assets:
Cash	$13.5	$21.8
Receivables, net	116.3	120.2
Inventories	134.2	134.7
Other current assets	15.2	14.6
Total current assets	279.2	291.3

Property, plant and equipment, net	271.3	270.2
Intangible assets, net	114.8	125.2
Goodwill	582.1	582.1
Other assets	27.8	30.3
	$1,275.2	$1,299.1

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1.7	$2.0
Trade payables	57.1	72.9
Income taxes payable	8.2	4.8
Deferred income taxes	6.6	6.4
Compensation and benefits	28.8	29.3
Other current liabilities	31.0	42.1
Total current liabilities	133.4	157.5

Long-term debt	534.6	548.8
Pension obligations	90.3	92.7
Postretirement benefit obligations	40.4	43.9
Deferred income taxes	50.2	49.7
Other liabilities	7.9	7.4
Total liabilities	856.8	900.0

Stockholders’ equity:
Common stock	0.1	0.1
Paid in capital	361.4	359.4
Accumulated other comprehensive income	22.6	15.8
Retained earnings	34.3	23.8
Total stockholders’ equity	418.4	399.1
	$1,275.2	$1,299.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	January 2, 2005	December 31, 2003
(in millions)

Operating activities
Net income	$10.5	$3.2
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation	23.9	23.5
Amortization of intangibles	10.4	10.4
Amortization of deferred financing fees	2.5	2.3
Other noncash items	(1.0)	(2.1)
Changes in operating assets and liabilities:
Receivables	9.1	21.9
Inventories	5.0	0.4
Other assets	(1.8)	(3.6)
Trade payables	(18.9)	(0.6)
Accruals and other liabilities	(18.9)	(44.6)
Cash provided by operating activities	22.6	10.8

Investing activities
Expenditures for property, plant and equipment	(20.1)	(14.0)
Proceeds from dispositions of property, plant and equipment	1.0	1.0
Adjustment of purchase price for Rexnord	—	(10.4)
Cash used for investing activities	(19.1)	(23.4)

Financing activities
Repayments of long-term debt, net	(14.8)	(11.5)
Stock options exercises	2.0	—
Cash used for financing activities	(12.8)	(11.5)

Effect of exchange rate changes on cash	1.0	2.5
Decrease in cash	(8.3)	(21.6)
Cash at beginning of period	21.8	37.2
Cash at end of period	$13.5	$15.6

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 2, 2005	December 31, 2003	January 2, 2005	December 31, 2003
(in millions)

Net income	$0.3	$5.3	$10.5	$3.2
Interest expense, net	10.9	11.4	32.5	34.1
Provision for income taxes	0.2	3.4	7.2	2.0
Depreciation and amortization	11.6	11.4	34.3	33.9

EBITDA	23.0	31.5	84.5	73.2

Adjustments to EBITDA(1):
Restructuring and similar costs	1.7	0.4	3.0	2.1
Eliminate curtailment gain	—	(5.6)	—	(5.6)
Other (income) expense, net	1.0	0.2	1.5	2.1
Subtotal Adjustments to EBITDA	2.7	(5.0)	4.5	(1.4)

Adjusted EBITDA	$25.7	$26.5	$89.0	$71.8

Memo: Non-cash LIFO expense included	$1.0	$—	$2.1	$—

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense) and nonrecurring items.  For the three and nine months ending January 2, 2005 restructuring and other similar costs of $1.7 million and $3.0 million respectively, relates to restructuring expense associated with severance and related costs.  Other (income) expense consists of:  (i) management fees of $0.5 million and $1.5 million, respectively and (ii) a gain on the sale of fixed assets of $0.0 million and ($0.9) million, respectively, and (iii) foreign currency losses of $0.5 million and $0.9 million, respectively.  For the three and nine months ending December 31, 2003, restructuring and other similar costs of $0.4 million and $2.1 million respectively, relates to consulting costs to implement severance programs initiated in prior years.  Other  (income) expense consists of: (i) management fees of $0.5 million and $1.5 million respectively, (ii) a gain on sale of fixed assets of $0.0 million and ($0.6) million respectively and (iii) a mark-to-market (gain) loss on a foreign currency exchange contract of ($0.3) million, and $1.2 million, respectively.

Effect of Currency Translation on Sales

The Company’s press release contains information regarding the effect of currency translation on sales which is a non-GAAP measure.  Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management.  Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported sales to sales excluding currency for the three and nine month periods ended January 2, 2005.

	Three Months Ended January 2, 2005			Nine Months Ended January 2, 2005
	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation

United States	$130.4	$—	$130.4	$437.5	$—	$437.5

Canada	8.5	(0.7)	7.8	26.4	(1.5)	24.9

Europe	52.7	(4.2)	48.5	97.9	(10.3)	87.6

Rest of World	8.1	(0.2)	7.9	26.0	(0.3)	25.7
	$199.7	$(5.1)	$194.6	$587.8	$(12.1)	$575.7